Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Arhaus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Class A common stock, par value $0.001 per share	Other	30,524,202	$9.48	$289,369,434.96	0.00011020	$31,888.51

	Total Offering Amounts					$289,369,434.96		$31,888.51

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$31,888.51

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable by the registrant with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $9.48, which is the average of the high and low prices of the shares of the common stock on December 20, 2022 on the Nasdaq Global Select Market.

(3)	The proposed maximum offering price per share of common stock will be determined from time to time in connection with, and at the time of, the sale by the holder of such common stock.